Exhibit 99.1

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Avista CEO Dennis Vermillion Announces Retirement

Heather Rosentrater is named the first female CEO in the Company’s history.

SPOKANE, Wash. – August 26, 2024, 1:05 p.m. PDT: Avista Corp. (NYSE: AVA) Chief Executive Officer Dennis Vermillion announced to the company’s board of directors that he will retire from the company in the first quarter of 2025. Vermillion will transition his duties as CEO to Avista President and COO Heather Rosentrater, who was appointed to CEO by the company’s board of directors, effective January 1, 2025. As CEO, Rosentrater will retain the role of president. She has also been appointed to the board of directors, effective January 1, 2025.

“Succession planning is something that we’ve carefully considered and purposely planned for over the years,” said Vermillion. "Heather has demonstrated a strong commitment to our company, employees, communities, and shareholders. I am confident she will successfully lead Avista into the future. At every turn since joining Avista, Heather has positioned our utility to be at the forefront of innovation. She has demonstrated she possesses the values, strength, acumen, and insights to lead Avista during these unique times. I’m excited for Avista’s future under Heather’s leadership as CEO, the first female CEO in our company’s history.”

Heather Rosentrater became President and COO on October 1, 2023. Rosentrater has spent her entire professional career at Avista, beginning in 1996 as a student engineering technician for Avista Labs. This fuel cell subsidiary business was later sold and became ReliOn. In 1999, Rosentrater joined Avista Corp. as an electrical engineer and was quickly promoted to leadership roles that built her expertise across Avista’s electric and natural gas businesses. She’s managed departments and projects in electric transmission and distribution, system operations, natural gas supply, and business process improvement before being named Vice President of Energy Delivery in 2015. In 2019, Rosentrater was named Senior Vice President of Energy Delivery and Shared Services. In August 2022, her responsibilities expanded to Senior Vice President and Chief Operating Officer.

“My family’s history in the area extends back to the founding of Avista, what was then called Washington Water Power, and the Spokane Falls has been the backdrop of my career,” said Rosentrater. "Having grown up in the area, including attending Gonzaga University, I am extremely honored to help continue Avista’s long-standing legacy of supporting community vitality through energy. It’s an incredible time to be in the energy industry. We have important work ahead of us to achieve our clean energy goals safely, responsibly, and affordably while remaining focused on our financial results. I’m excited to support Avista’s dedicated and skilled employees and to partner with our communities, customers, and other stakeholders to advance that effort. As Avista celebrates its 135th anniversary this year, I’m confident that our trustworthy, collaborative, and innovative values set Avista up for success for the next 135 years.”

Retiring CEO Vermillion is a Spokane native and a Washington State University graduate. He joined Avista in 1985, gaining extensive utility experience through numerous staff and leadership roles, including serving in senior leadership roles for nearly 24 years. In addition to his role as CEO, Vermillion served as president of Avista Corp, senior vice president of Avista Corp and president of Avista Utilities, and vice president of energy resources. From February 2001 until its sale in June 2007, he served as president and chief operating officer of subsidiary Avista Energy.

Over the decades of Vermillion’s career in the utility industry, he led Avista through some of its more challenging times. His leadership was crucial during the COVID-19 pandemic when supply chain disruptions, inflation pressures, and numerous other factors affected many businesses. He also navigated the company through the challenges of delivering on its mission to provide safe, affordable, and reliable energy to its customers while evolving to be the utility of the future.

“As I approach my retirement, I am filled with pride in the work we have accomplished together,” Vermillion said. “One of the most rewarding achievements has been our successful succession planning efforts, which have ensured a smooth transition and a bright future for the company.”

Vermillion directed the business through an increasingly complicated regulatory climate, new energy policies, and shifting expectations accompanying the ongoing transition to clean energy. He promoted Avista’s ongoing investment to modernize our grid for resiliency and to meet customers’ needs, including the investment in projects to meet increasing demand and mitigate wildfire risk. This has been a crucial step forward in protecting communities and safeguarding Avista’s operations.

“There’s a reason I chose to stay with Avista for nearly 40 years. This is a great company with employees who truly care about the communities we serve. It’s been rewarding to have led Avista over the past five years, and I am confident that the company is well-positioned for continued success and growth. I look forward to this next chapter, cheering on the Washington State Cougs, traveling, and enjoying the beauty of the Pacific Northwest with my wife and family,” Vermillion said.

About Avista

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 418,000 customers and natural gas to 382,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service to 18,000 customers in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

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SOURCE: Avista Corporation